Exhibit 10.1

First Amendment to Lock Up Agreement

The undersigned shareholder (“Shareholder”) of Ondas Holdings Inc., (fka Zev Ventures Inc.) a Nevada corporation, (“Company”) entered into a Lock Up Agreement with the Company on or about September 2018 (the “Lock Up Agreement”). Terms not otherwise defined herein shall have the meaning given to them in the Lock Up Agreement.

Whereas, certain investors who have financed the Company’s operations to date have conditioned their continued financing of Company on obtaining the Shareholder’s and other Company shareholders’ agreement to amend their lock up as set forth herein; and

Whereas, the Shareholder acknowledges that such continued financing of Company operations is in the Shareholder’s and the Company’s interest.

NOW THEREFORE, in consideration of the mutual covenants and the mutual agreements set forth herein, the parties agree as follows:

1.	The Lock Up Agreement shall be amended as follows:

(a)	Section 1(a) is deleted in its entirety and replaced with the following:

“1(a) Shareholder agrees that from the date of the Closing of the Merger Agreement (the "Effective Date") until twenty four (24) months after the Effective Date (the "Lock-Up Period"), the Shareholder will not make or cause any sale, assignment, transfer, or encumbrance, or establish a short position or other transaction with a purpose to hedge or dispose of the Company Securities that the Shareholder owns or has the power to control the disposition of, either of record or beneficially. Upon the completion of the Lock-Up Period, this Agreement will terminate and Shareholder will be free to transfer or dispose of the Company Securities without limitation, except that all such transfers or dispositions shall be in compliance with applicable Securities Laws as described in Section 3 below. Notwithstanding anything to the contrary in this Section 1(a), the Shareholder may assign, distribute or transfer the Company Securities to any of the Shareholder’s affiliates, any entity that is controlled by, controls or is under common control with the Shareholder and any investment fund or other entity controlled or managed by the Shareholder; provided, that in the case of any such assignment, distribution or transfer, the assignee, distributee and transferee shall execute and deliver to the Company a lock−up agreement in the form of this Agreement.

(b)	In Section 3 the words “Dribble Out Period” are deleted and are replaced with the words “Lock-Up Period”.

(c)	In Section 4(a) the words “and Dribble Out Period” are deleted.

(d)	In Section 4(b) the words “Dribble Out Period” are deleted and are replaced with the words “Lock-Up Period”.

(e)	In Section 13 the words “or Dribble Out Period” are deleted.

2.            Except as expressly amended by this amendment, all other terms, conditions and provisions of the Lock Up Agreement are hereby ratified and confirmed and shall continue in full force and effect.

The parties have executed this amendment as of the date first noted above.

Company	Shareholder
Ondas Holdings Inc.

Eric Brock, CEO

Accepted and approved by Ondas Holdings Inc. as of August 30, 2019.